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PITNEY BOWES INC.

DEFERRED INCENTIVE SAVINGS PLAN

As Amended and Restated

Effective January 1, 2003

(Previously amended and Restated Effective January 1, 2000)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

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DCPP12

PITNEY BOWES INC.

DEFERRED INCENTIVE SAVINGS PLAN

(As amended and restated effective as of January 1, 2003)

ARTICLE I

INTRODUCTION

The purpose of the Pitney Bowes Inc. Deferred Incentive Savings Plan (hereinafter referred to as the “Plan”) is to aid Pitney Bowes Inc. and its subsidiaries in retaining and attracting executive employees by providing them with savings and tax deferral opportunities. The Plan first became effective for deferral elections made hereunder on or after September 9, 1996. The Plan has been amended and restated from time to time. The Plan was amended and restated to incorporate previous amendments and to make additional changes, effective for deferral elections made hereunder on or after January 1, 2000. The Plan was further amended - and restated to incorporate amendments and clarifications effective for deferral elections made hereunder on or after November 1, 2002. Participants who made a deferral election and incurred a Termination of Employment or Disability, entered Retirement or died prior to the effective date of any amendments shall have their deferrals and distributions governed by the terms of the Plan in effect prior to the effective date of any amendments. Effective the effective date of any amendments, the term “PBC” will no longer be used to describe the annual incentive compensation deferred under the Plan. Instead, annual incentive compensation will be known as Pitney Bowes Incentive Program.

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ARTICLE LI

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01; Account. “Account” means-the bookkeeping account(s) established on the books of the Company by the Administrative Committee on behalf of the Participant comprised of the Deferral Account and the Gain Share Account. Accounts and Sub-Accounts will be established when the Deferred Amount would otherwise have been paid.

Section 2.02 Administrative Committee. “Administrative Committee” means the committee comprised of the Senior Vice President and Chief Human Resources Officer, Vice President and Treasurer, Vice President Employee Brand and Total Rewards, Director Strategic Leadership Total Rewards.

Section 2.03 Annual Incentive Award. “Annual Incentive Award” means the annual cash incentive payable to a Participant.

Section 2.04 Base Salary. “Base Salary” means the base salary of a Participant described in Section 4.01 (ii) of the Plan in effect at the time of the deferral rather that in effect at the time of the election to defer.

Section 2.05 Beneficiary “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article

VIII.

Section 2.06 Board. “Board” means the Board of Directors of Pitney Bowes Inc.

Section 2.07 CIU Award. “CIU Award” means any Cash Incentive Unit Award granted pursuant to the long-term incentive program under the Pitney Bowes Inc. Key Employees’ Incentive Plan (as amended and restated as of February 12, 2001).

Section 2.08 Change of Control. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if:

(i)               there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners,

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respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)              individuals who, as of January 1, 2002, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2002, whose election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii)             there occurs either (a) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (b) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation of dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

Section 2.09 Common Stock. “Common Stock” means the common stock of Pitney Bowes Inc.

Section 2.10 Company. “Company” means Pitney Bowes Inc., its successors, any subsidiary or affiliated organizations authorized by the Board or the Executive Committee to participate in the Plan and any organization into which or with which Pitney Bowes Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.11 Consideration Shares. “Consideration Shares” means shares of Common Stock owned by the Participant for a period of at least six months prior to the Date of Exercise, and having a Fair Market Value equal to the exercise price for the number of Option Shares to be exercised.

Section 2.12 Date of Exercise. “Date of Exercise” means the date on which an Option is considered to be exercised.

Section 2.13 Deferral Account. “Deferral Account” means the total of all Sub-Accounts maintained on the books of the Company by the Administrative Committee for each Participant to reflect deferral of Eligible Compensation, adjusted for hypothetical gains, earnings, dividends, losses, distributions, withdrawals and other similar activity other than gains with respect to stock options granted pursuant to deferrals made under the Plan.

Section 2.14 Deferral Period. “Deferral Period” means the period beginning on the date the Eligible Compensation would otherwise have been paid or, in the case of Gain Shares, on the Date of Exercise, and

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ending on the earlier of (i) the Participant’s Retirement and (ii) the last day of the period during which the Participant elected to defer current enjoyment and distribution of the Eligible Compensation and Gain Shares

Section 2.15 Deferred Amount. “Deferred Amount” means the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan.

Section 2.16 Disability. “Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan as in effect from time to time.

Section 2.17 Eligible Compensation. “Eligible Compensation” means any cash award otherwise payable as annual incentive compensation or a CIU Award by the Company to a Participant with respect to a Plan Year or a performance period pursuant to the Pitney Bowes Inc. Key Employees’ Incentive Plan or, effective January 1, 2000, Base Salary otherwise payable to the Participant.

Section 2.18 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.19 Executive Committee. “Executive Committee” means the Executive Compensation Committee of the Board.

Section 2.20 Fair Market Value. “Fair Market Value” of a share of Common Stock means the closing price of the Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date as of which Fair Market Value is to be determined.

Section 2.21 Form of Payment. “Form of Payment” means, with respect to In-Service Distributions, payment in one lump sum or in 5 annual installments, and with respect to Retirement distributions, payments in a lump sum, a partial lump sum, and/or in annual installments of 5, 10 or 15 years.

Section 2.22 Gain Shares. “Gain Shares” means the shares of Common Stock resulting from the exercise of any option pursuant to Article V.

Section 2.23 Gain Share Account. “Gain Share Account” means the account maintained on the books of the Company by the Administrative Committee for the Participant to reflect the number of Phantom Share Units related to Gains Shares, adjusted for hypothetical gains, earnings, dividends, losses, distributions, withdrawals and other similar activity.

Section 2.24 In-Service Distribution. “In-Service Distribution” means a payment by the Company to the Participant following a date elected by the Participant (the In-Service Distribution Date) of the amount represented by the Account balance in the In-Service Fund Sub-Account or In-Service Option Sub-Account pertaining to that In-Service Distribution. In-Service Distributions shall be made in accordance with Participants’ In-Service Distribution Form of Payment election.

Section 2.25 In-Service Fund Sub-Account. “In-Service Fund Sub-Account” or “Fund Sub-Account” means an Account created to track Deferred Amounts allocated to hypothetical investments other than Options, and hypothetical - earnings thereon, which the Participant elects to receive as an In-Service Distribution.

Section 2.26 In-Service Option Sub-Account. “In-Service Option Sub-Account” or “Option Sub-Account” is

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an Account created to track Deferred Amounts allocated to Options.

Section 2.27 Option. “Option” means an option to acquire shares of Common Stock granted pursuant to the Pitney Bowes Stock Option Plan as amended and restated January, 2002 or any predecessor or successor thereto.

Section 2.28 Option Expiration Date. “Option Expiration Date” means the last day of the option term.

Section 2.29 Option Share. “Option Share” means a share of Common Stock acquired (or deferred hereunder) pursuant to the exercise of an Option.

Section 2.30 PBIP. “PBIP” means the Pitney Bowes’ Performance Based Compensation Incentive Program, or any successor thereto, and the “PBIP-like” compensation incentive program, or any successor thereto.

Section 2.31 Participant. “Participant” means any individual who is eligible to participate in this Plan and who elects to participate by filing a Participation Agreement or Stock Option Gain Agreement as provided in Article IV.

Section 2.32 Participation Agreement. “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.33 Phantom Share Fund. “Phantom Share Fund” means the hypothetical investment fund under the Plan which is comprised of Phantom Share Units and which is intended to mirror investment in Common Stock, including deemed reinvestment of dividends thereon.

Section 2.34 Phantom Share Unit. “Phantom Share Unit” means the accounting units established hereunder to track a Participant’s hypothetical interest in the Phantom Share Fund.

Section 2.35 Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31; provided that the first Plan Year shall be the partial year beginning on September 9, 1996 and ending on December 31, 1996.

Section 2.36 Retirement. “Retirement” means retirement of a Participant from the Company after attaining age 65 or 55 with at least ten years of service (in accordance with the method of determining retirement under the Pitney Bowes Pension Plan).

Section 2.37 Retirement Sub-Account. “Retirement Sub-Account” means an Account created to track all Deferred Amounts, and hypothetical earnings thereon, that Participants elect to receive upon Retirement or are otherwise not credited to an In-Service Sub-Account or to an Option Sub-Account.

Section 2.38 Stock Option Gain Agreement. “Stock Option Gain Agreement” means an agreement filed by a Participant in accordance with Article V intended to defer taxation of the gain from the exercise of an Option.

Section 2.39 Sub-Account. “Sub-Account” means an Account that is a portion of the Deferral Account created and maintained for purposes of enabling different allocation elections (among hypothetical investment funds),

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different Form of Payment elections, and different distribution dates, or for other, reasons deemed necessary by the Administrative Committee to properly administer the Plan.

Section 2.40 Termination of Employment. “Termination of Employment” means the cessation of a Participant’s services as a full-time employee of the Company and its affiliates for any reason other than Retirement.

Section 2.41 Unforeseeable Emergency. “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2.42 Valuation Date. “Valuation Date” means the last day of the calendar month immediately preceding a distribution triggering event (e.g. an In-Service Distribution Date, the end of an Option Sub-Account Deferral Period, Retirement, Termination of Employment, Death, or Disability) or such other date as the Administrative Committee in its sole discretion may determine.

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ARTICLE III

ADMINISTRATION

Section 3.01 Executive and Administrative Committees; Duties. The Executive Committee shall administer this Plan and shall be the named fiduciary of this Plan. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Executive Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Executive Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

The Executive Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other fiduciary of this Plan by the Executive Committee. The Executive Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Executive Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

The Executive Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determining in the first instance issues related to eligibility, deemed investment choices, determination and distribution of Account balances, crediting of hypothetical earnings and debiting of hypothetical losses, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of the Plan. The Executive Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither the Executive Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Executive Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Executive Committee and the Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company.

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Any expense incurred by the Company, the Executive Committee or the Administrative Committee relative to the administration of this Plan shall be paid by the Company.

Section 3.02 Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedure set forth below in the event the claimant desires to contest the denial of the claim. Such notice shall further inform the claimant of his or her right to bring a civil action under -ERISA Section 502(a) following an adverse benefit determination on appeal. The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claims and desires a further review by the Executive Committee. The Executive Committee shall within 60 days thereafter review the claim and authorize the claimant to review relevant documents and submit issues, comments, documents - and other information relating to the claim to the Executive Committee. The Executive Committee will render a final decision on behalf of the Company with specific reasons therefore in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Executive Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant. If the claim is denied, wholly or in part, the notice shall further include specific references to the pertinent Plan provisions on which the denial is based, shall include a statement that the claimant is entitled to receive or review, upon request, documents relevant to the claim, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a). If the Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

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ARTICLE IV

PARTICIPATION AND DEFERRAL OF ELIGIBLE COMPENSATION

Section 4.01	Participation. Participation in the Plan shall be limited to executives who

(a)	meet such eligibility criteria as the Executive Committee shall establish from time to time,

(b)	in the case of deferral of Base Salary, are individuals whose compensation may be subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code, as amended, and

(c)	elect to Participate in the Plan by filing a Participation Agreement or a Stock Option Gain Agreement with the Administrative Committee. A Participation Agreement must be filed

(i)	with respect to an Annual Incentive Award, prior to the December 1st immediately preceding the Plan Year with respect to which the award relates and

(ii)	with respect to a CIU Award, prior to the December 1st that occurs during the year prior to the last year of the performance period to which the award relates.

Prior to January 1, 2001, the term “PBC award” was used to describe the annual incentive award that could be offered under the Plan. The Participation Agreement for deferral of awards and CIU Awards that would otherwise be payable in 1997 was required to be filed no later than December 1, 1996. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for specified groups of Participants.

Section 4.02 Contents of Participation Agreement. Each Participation Agreement shall set forth:

(i)     the Deferred Amount, expressed as either a dollar amount or a percentage of the total Eligible Compensation for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than $2,000;

(ii)    the In-Service Distribution Date(s) and/or Deferral Period for portions, or all, of the Deferred Amount, which is not to be less than three years,

(iii)	the Form of Payment for In-Service Distributions and Retirement distribution;

(iv) investment selections made by the Participant in hypothetical investment funds under the Plan; and

(v)	and any other item determined to be appropriate by the Administrative Committee.

Section 4.03 In-Service Distributions. An In-Service Distribution election shall pertain to such portion of the Deferred Amount as elected by the Participant and shall cause a Fund Sub-Account or an Option Sub-Account, as the case may be, to be established (unless such Sub-Account already exists), to which such portion of Deferred Amount shall be credited. In the event an In-Service Sub-Account has already been established for the In-Service Distribution Date referred to in the deferral election, such portion of the Deferred Amount shall be credited to the existing In-Service Sub-Account.

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(a)    A Participant may maintain up to four (4) Fund Sub-Accounts and an unlimited number of Option Sub-Accounts.

(b)	The minimum Deferral Period for an In-Service Distribution is three years.

(c)	A Participant may change an In-Service Distribution Date or Form of Payment once only, as follows:

(i)

An In-Service Distribution Date extension may be requested by submitting a new Participation Agreement or such other form as may be provided for In-Service Distribution Date extensions by the Administrative Committee (or completing and electronically submitting the appropriate screen on the Participant website, when available) at any time, so long as the date that such form is submitted is at least twelve (12) months prior to the In-Service Distribution Date being extended; and

(ii)

The In-Service Distribution Date may be extended to a subsequent year (and must be extended by at least one year), but it may not be accelerated (made to occur sooner than the original date). An extension of an In-Service Distribution Date corresponding to an Option Sub-Account will not extend the Option term.

(iii)

In-Service Distribution Dates corresponding to Fund Sub-Accounts may be cancelled, even after an extension. A cancellation of such an In-Service Distribution Date shall cause the Fund Sub-Account associated with it to be combined with the Retirement Sub-Account.

(iv)	In-Service Distribution Dates corresponding to Option Sub-Accounts may not be cancelled.

(v)

Extending or canceling an In-Service Distribution Date in accordance with the Plan is specific to the In-Service Distribution to which it refers, and shall not affect other In-Service Distribution Dates or the ability of the Participant to make new In-Service Distribution elections with respect to new Deferred Amounts (except to the extent the maximum number of In-Service-Fund Sub-Accounts are already established).

(vi)

With the exception that Fund Sub-Account cancellations do not count as a change, only one change may be made for each In Service Sub-Account. More than one change (that is otherwise permitted under the Plan) may be made if made concurrently with other permissible changes (e.g. a Form of Payment change may be made in the same request as a request for a date extension). If made separately, any change (other than a cancellation of a Fund Sub-Account) constitutes a change to the In-Service Distribution and thereby extinguishes a Participant’s right to request any additional change at another time.

(d)    Any portion of a Deferred Amount not credited to a Fund Sub-Account or an Option Sub-Account will be credited to the Retirement Sub-Account.

(e)    The Participation Agreement shall also indicate the Participant’s Form of Payment election for each In-Service Distribution Date. Permitted payment schedules for In-Service Distributions are a single lump sum or five (5) annual-installment-payments.

(f)     In-Service-Distributions corresponding to Fund Sub-Accounts shall be accelerated in the event of Retirement or Termination of Employment. In the event Retirement occurs prior to an In-Service Distribution Date, or prior to the completion of payment of an In-Service Distribution (in the case of installment payments) with respect to a Fund Sub-Account, the remaining balances in the Fund Sub-Accounts shall be added to the Retirement Sub-Account.

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Payments shall thereafter be made by the Company in accordance with Plan provisions regarding Retirement or Termination of Employment, as the case may be.

(g)    In-Service Distributions corresponding to In-Service Option Sub-Accounts shall not be accelerated in the event of Retirement, but shall be accelerated in the event of Termination of Employment, death, or Disability prior to Retirement.

Section 4.04 Options and Deferral Periods.

(a)    A Participant may allocate a portion, or all, of a Deferred Amount to Options, if such hypothetical investment is made available by the Executive Committee (see Section 7.02(c)). When a Participant allocates Deferred Amounts to Options, the Participant must elect a Deferral Period, which must be at least three years but no more than ten years beginning on the date the Deferred Amount (or last installment of the Deferred Amount in the case of salary), is credited to the Deferral Account. The Deferral Period will also determine the term of the Option; however, if the minimum Deferral Period of three years is chosen, then the Option term will be four years.

(b)    The allocation to Options and establishment of a corresponding Deferral Period creates an Option Sub-Account. There is no limit on the number of Option Sub-Accounts which a Participant may maintain.

(c)    Option Sub-Accounts established prior to January 1, 2004 will be accelerated and combined with Retirement payments in progress (or, if none, then paid in accordance with the Participant’s Form of Payment election for the Option Sub-Account) in the event of exercise of the Option following Retirement. For Option Sub-Accounts established on or after January 1, 2004, Option Sub-Account distributions shall not be accelerated due to Retirement or exercise of the Option following Retirement.

Section 4.05 Changes to Participation Agreement. Provisions of a Participation Agreement pertaining to the amount and source (e.g. salary, specific award, etc.) of Deferred Amounts may not be amended or revoked after the beginning of the Plan Year to which they pertain. Changes to the In-Service Distribution Dates, and Form of Payment elections for In-Service Distributions and Retirement distributions may be made in accordance with provisions in applicable Sections of the Plan.

Section 4.06 Reduction in Deferred Amount for Tax Withholding. The foregoing provisions of this Article IV notwithstanding, in the event a Participant’s deferral election results in insufficient non-deferred compensation from which to withhold taxes in accordance with applicable law, the Deferred Amount shall be reduced as necessary to allow the Company to satisfy tax withholding requirements.

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ARTICLE V

STOCK OPTION GAIN DEFERRALS

Section 5.01 In General. Subject to provisions of this Article V, Participants may elect to defer receipt and distribution of the gain related to Gain Shares until the end of an elected Deferral Period by filing with the Administrative Committee a Stock Option Gain Agreement. The stock option gain deferral features of the Plan are effective for deferral elections made on or after September 14, 1998. The deferral of gain related to Gain Shares, as described in Article V and other related provisions of the Plan, shall be available only to Participants who are employees of the Company at the time the Participant files a Stock Option Gain Agreement.

Section 5.02 Timing of Filing Stock Option Gain Agreement. A Stock Option Gain Agreement must be filed at least six months prior to the Date of Exercise, prior to the calendar year in which occurs the Date of Exercise and no later than the day before the first day of the six month period ending on the Option Expiration Date.

Section 5.03 Contents of Stock Option Gain Agreement. Each Stock Option Gain Agreement shall set forth: (i) the number of Option Shares to be exercised in connection with the deferrals hereunder; (ii) the date of grant of the Option Shares; (iii) the Deferral Period, which is not to be less than three years; (iv) the Form of Payment; and (v) any other item determined to be appropriate by the Administrative Committee. A Participant may elect to defer gain on Option Shares in increments of 25%, 50%, 75% or 100% of the number of Option Shares awarded on a particular date of grant.

Section 5.04 Manner of Exercising Option Shares. A Participant who desires to exercise an Option and to defer current receipt and distribution of the gain related to Gain Shares must follow the procedures and requirements that are applicable to the Option under the Pitney Bowes Stock Plan as amended and restated, January 1, 2002, including the procedures and requirements relating to the exercise of an Option; provided, however, that in the case of a deferral of Gain Shares under this Plan, the Participant shall only be permitted to tender Consideration Shares to pay the entire exercise price for any exercised Option. Notwithstanding the foregoing, the Administrative Committee may in its discretion accept the Participant’s attestation that he or she owns the number of Consideration Shares necessary to effectuate the stock swap contemplated hereunder. The attestation method or any other procedure accepted by the Administrative Committee shall be consistent with applicable legal authority regarding the tax-free treatment of such a transaction.

Section 5.05 Determination of Gain Shares. Upon exercise of an Option, the gain of which the Participant has elected to defer hereunder, Gain Shares resulting from such exercise shall be determined as follows: (i) the aggregate exercise price for all exercised Option Shares shall be determined; (ii) the number of Consideration Shares needed to pay the exercise price for such Option Shares shall be determined; (iii) the difference between the number of exercised Option Shares and the number of Consideration Shares shall be the number of Gain Shares resulting from such exercise. Any fractional Gain Share that results from the computations hereunder shall be rounded up to the nearest whole number.

Section 5.06 Conversion of Gain Shares to Phantom Stock Units. As of the Date of Exercise, Gain Shares shall be converted to Phantom Share Units by dividing the amount of the aggregate Fair Market Value of the Gain Shares as of the Date of Exercise by the Fair Market Value of one share of Common Stock as of the Date of Exercise. The resulting number of Phantom Share Units shall be credited to the Participant’s Gain Share Account. Any fractional

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Phantom Share Unit that results from the- computations hereunder shall be rounded up to the nearest whole number.

Section 5.07 Changes to the Stock Option Gain Agreement. A Stock Option Gain Agreement may not be amended or revoked after the day on which it is filed with the Administrative Committee, except that the Deferral Period may be extended if an amended Stock Option Gain Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends; provided, that only one such amended Stock Option Deferral Agreement may be filed with respect to each Agreement.

Section 5.08 Failure to Properly Exercise. If a Participant who has. made a valid election under this Article V to defer the gain related to Gain Shares and if the Option expires without a proper exercise of the Option by the Participant or if the Participant fails to properly tender the Consideration Shares by the last day of the Option term, the Participant shall forfeit any opportunity to exercise the Option and the Option shall be cancelled as of the end of the last business day of the Option term.

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ARTICLE VI

DEFERRAL OF ELIGIBLE COMPENSATION AND GAIN SHARES

Section 6.01 Elective Deferred Incentive Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account or Sub-Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of compensation to the Participant that is not deferred under this Plan. In the event a Participant’s deferral election results in insufficient non-deferred compensation from which to withhold taxes in accordance with applicable law, the Deferred Amount shall be reduced as necessary to allow the Company to satisfy tax withholding requirements.

Section 6.02 Vesting of Accounts. Except as provided in Section 8.06, a Participant shall be 100% vested in his/her Account at all times.

Section 6.03 Gain Shares. The gain from the exercise of the Option which the Participant elects to defer under the Plan as Phantom Share Units shall be credited by the Administrative Committee to the Participant’s Gain Share Account as of the Date of Exercise.

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ARTICLE VII

MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 7.01 Maintenance of Accounts. A Deferral Account and a Gain Share Account, shall be separately maintained for each Participant in accordance with their Participation Agreements and Stock Option Gain Agreements. A Participant’s interest in his/her Account, and all Sub-Accounts, shall be comprised of the deemed investments in the deemed investment funds offered under the Plan (including the Phantom Share Fund); provided, however, the Gain Share Account shall only reflect the Participant’s interest in the Phantom Share Fund. A Participant’s Account or Sub-Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. Accounts and Sub-Accounts shall be valued daily and balances shall be available on the Participant web site and in quarterly statements sent to Participants. For purposes of distributions, the Administrative Committee shall determine the balance of each Account, and Sub-Account, as of each Valuation Date.

Section 7.02 Investment Choices.

(a)

Subject to Section 7.02(d), the Executive Committee shall permit the Participant to elect to have his/her Deferred Amounts and Deferral Account deemed to be invested in one or more of the deemed investment funds offered under the Plan, selecting among the investment choices, as determined by the Executive Committee from time to time, and in accordance with such rules, regulations and procedures as the Executive Committee may establish from time to time. A Participant may elect different hypothetical investment funds for each Sub-Account. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his/her Deferral Account or Sub-Account(s); provided, however, that with respect to a Participant who is participating in the Plan as a “PBIP-like” employee whose incentive award is determined on other than an annual basis, Deferred Amounts shall not be considered to be invested until January 1 following the Plan Year to which the Deferred Amount relates. Upon the Termination of Employment of a Participant who is participating in the Plan as a “PBC-like” employee, amounts credited to his/her Deferral Account for which earnings or losses have not begun to accrue as provided herein at the time of such Termination of Employment shall be paid Deferred Amount in cash in one lump sum without regard to any earnings or losses. Notwithstanding anything to the contrary in this Plan, if a Change of Control occurs within three years of the initial crediting of such Deferred Amounts to the Deferral Account, the net cumulative earnings with respect to such Deferred Amounts shall be based on the greater of (i) rate of return based on the actual investment elections of the Participant and (ii) the rate of return corresponding to the MONY Money Market Fund Rate of Return or such other competitive money market fund rate designated by the Executive Committee, in its sole discretion.

(b)

(i)

Phantom Share Units shall be deemed to be invested in shares of Common Stock and shall comprise the Phantom Share Fund. Deferred Amounts that are deemed to be invested in the Phantom Share Fund and Gain Shares shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock on the date(s) the Deferred Amounts or Gain Shares are to be credited to the Deferral Account or Gain Share Account, as the case may be. Gain Shares shall be converted into Phantom Stock Units in accordance with Section 5.06. Amounts allocated to the Gain Share Account shall remain hypothetically invested in the Phantom Share Fund at all times.

(ii)	The portion of any Deferral Account that is invested in the Phantom Share Fund and the entire portion of

EXHIBIT (vi)

the Gain Share Account shall be credited, as of each Valuation Date, with additional Phantom Share Units related to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date, as follows. The credit shall be for a number of Phantom Share Units equal to the amount of the aggregate deemed dividend payments on the Phantom Share Units as of the record date, divided by the Fair Market Value of one share of Common Stock determined as of the record date, rounded up to the next whole share.

(iii)

        In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Executive Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Executive Committee may make appropriate adjustments to the number of Phantom Share Units credited to the Deferral Account and Gain Share Account. The determination of the Executive Committee as to such adjustments, if any, to be made shall be conclusive.

(iv)

        Notwithstanding any other provision of this Plan, the Executive Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account and Gain Share Account is not deemed to be a non-exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account or Gain Share Account, as the case may be. This Plan will conform in all relevant respects to the provisions of Sarbanes-Oxley Act of 2002.

(c)

The Executive Committee may authorize Options as an investment choice under the Plan. The terms and conditions under which Options may be made available as an investment choice shall be determined and communicated by the Executive Committee to Participants from time to time. Any Options issueable under the Plan will be made pursuant to the Pitney Bowes Stock Plan, as amended and restated, January 2002. For purposes of determining the value of Options at the time of grant, the Executive Committee shall use the method of fair market value used for other grants under the Pitney Bowes Stock Option Plan as amended and restated, January 2002. Options shall not be a permitted investment choice with respect to the deferral of Base Salary under the Plan.

(d)

Except with respect to retirees who exercise Options after retirement based on deferrals made before January 1, 2003, no deemed investment return under the Plan shall be allocated to Option Sub-Accounts, prior to the last day of the Deferral Period pertaining to the Option Sub-Account. Upon the expiration of the Deferral Period, the Participant shall receive a distribution equal to the original Deferred Amount allocated to the Option, unless he or she has exercised the right to extend the Distribution Date pursuant to Section 4.03(c) of the Plan, in which case he/she shall be entitled to elect to have his/her Deferred Amounts related to the granting of such Options deemed to be invested in one or more of the hypothetical investment funds offered under the Plan effective as soon as practicable following the end of the original Deferral Period.

Section 7.03 Statement of Accounts. The Administrative Committee shall submit to each Participant quarterly statements of his/her Account, in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his/her Deferral Account, including Sub-Accounts, and Gain Share Account as of the end of the most recently completed quarter.

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ARTICLE VIII

BENEFITS

Section 8.01 Time and Form of Payment for In-Service Distributions and Gain Share Account Distributions.

(a)

At the end of the Deferral Period, the Company shall pay to the Participant the balance of the Fund Sub-Account, Option Sub-Account, or Gain Share Account, as the case may be, in accordance with the most current valid Form of Payment election pertaining to that Sub-Account or Gain Share Account on file with the Administration Committee or, if none, then as a single lump sum. If the Deferral Period was extended, then the Company shall pay to the Participant the balance of the Sub-Account as soon as administratively practicable following the end of the extended Deferral Period in accordance with the Form of Payment election made by the Participant or, if none, then in a single lump sum. Amounts allocated to the Gain Share Account shall only be paid in the form of actual shares of Common Stock in one lump sum or installments in accordance with the Participant’s Stock Option Gain Agreement and applicable provisions of the Plan

(b)

The most recent Participation Agreement or Stock Option Gain Agreement, as the case may be, making Form of Payment elections which is filed with the Administrative Committee at least twelve (12) months prior to an In-Service Distribution or Stock Option Gain distribution shall supersede all previous and subsequent Participation Agreements or Stock Option Gain Agreements, as the case may be, on file and the entire amount in the Participant’s Sub-Account shall be distributed in accordance with such Form of Payment elections; provided, however, that only a subsequent Stock Option Gain Agreement can supersede a prior Stock Option Gain Agreement and cannot supersede a prior Participation Agreement, and vice versa.

Section 8.02 Time and Form of Payment for Retirement Distributions.

(a)

In the event of Retirement, the Company shall distribute an amount equal to the balance in the Retirement Sub-Account together with remaining unpaid balances in all In-Service Sub-Accounts which do not correspond to Option Sub-Accounts (determined as of the applicable Valuation Date) to the Participant as soon as administratively practicable following the first day of the month following the date of Retirement in accordance with the most recent Form of Payment election made by the Participant which was filed at least twelve (12) months prior to the date of Retirement, or if none, then in five (5) annual installments.

(b)

Notwithstanding Section 8.02 (a) hereof, and in accordance with Section 4.04 (c) hereof, a Participant who meets the definition of Retirement who has been granted Options pursuant to Section 7.02 (c) hereof in connection with Deferred Amounts prior to January 1, 2004 shall have that portion of his/her Deferral Account that relates to the granting of such Options distributed at the earlier of (i) the Date of Exercise of such Options and (ii) the last day of the Option term. A Participant who meets the definition of Retirement who has been granted Options pursuant to Section 7.02 (c) hereof in connection with Deferred Amounts and who has established Option Sub-Accounts on or after January 1, 2004 shall have the balance of such Option Sub-Accounts distributed at the end of the Option term in accordance with distribution provisions in the Plan notwithstanding an earlier exercise of the Option. Such Deferred Amounts shall be distributed in accordance with the Form of Payment elected by the Participant in his/her Participation Agreement or with

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applicable provisions of the Plan; provided, however, that if the Deferred Amounts are to be distributed in installments, the Deferred Amounts related to the granting of Options shall be entirely distributed over the remaining installment schedule for Retirement distributions commencing with the next following installment payment due under the installment schedule. Any lump sum payment shall be paid as soon as practicable following the Date of Exercise of the Options or the last day of the Option term, as the case may be.

Section 8.03 Time and Form of Payment for Distributions Upon Termination of Employment. In the event of a Termination of Employment, the Company shall pay the balance in the Retirement Sub-Account and the remaining balance in any In-Service Sub-Accounts, valued as of the applicable Valuation Date, to the Participant in a single lump sum as soon as administratively practicable following the date of Termination of Employment.

Section 8.04 Time and Form of Payment for distributions upon death or Disability. In the event of death or Disability prior to Retirement or Termination of Employment, the Company shall pay the entire Deferral Account balance, including all remaining Sub-Account balances in a single lump sum to the Participant (in the event of Disability) or to the Beneficiary (in the event of death). In the event of death or Disability after Retirement, the Company shall continue to pay benefits in the same amounts and at the same time(s) as if the Participant had not died or become disabled; except that, in the case of death, such payments shall be paid to the Beneficiary.

Section 8.05 Miscellaneous Distribution Provisions. The foregoing provisions of this Article VII not withstanding:

(a)

if a Participant has elected to receive a distribution in the form of a full or partial lump sum, the Administrative Committee may in its discretion distribute all or a portion of the Deferred Amounts deemed to be invested in the Phantom Share Fund in the form of actual shares of Common Stock. Installment payments from the Deferral Account shall only be paid in cash. All full or partial lump sum distributions hereunder will be made as soon as practicable following the In-Service Distribution Date, end of the Deferral Period, date of Retirement, date of Termination of Employment, or Death as the case may be, based on the most recent Valuation Date as of the distribution triggering event.

(b)

If the Participant has elected to receive payments in installments, each payment shall consist of an amount equal to (i) the balance of the Deferral Account, as of the most recent Valuation Date preceding the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable after the distribution triggering event (e.g. In-Service Distribution Date, end of the Deferral Period, Retirement, etc.) as the case may be, and each subsequent installment shall be paid on or about the anniversary of such first payment. In the case of the In-Service and Retirement Sub-Accounts, each such installment shall be deemed made on a pro rata basis from each of the different deemed investments of such Sub-Accounts (if there is more than one such deemed investment).

(c)

In the event the balance in the Deferral Account (including all Sub-Accounts) is less than $50,000 at the time of the initial valuation immediately prior to the beginning of a Retirement distribution, then the Administrative Committee, in its sole discretion, may ignore the Form of Payment election made by the Participant and pay the benefit in a single lump sum.

Section 8.06 Hardship Withdrawals. Notwithstanding the provisions of Section 8.01 and any Participation

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Agreement or Stock Option Gain Agreement, as the case may be, a Participant shall be entitled to request early payment of all or part of the balance in his/her Deferral Account and Gain Share Account in the event of an Unforeseeable Emergency, in accordance with this Section 8.06. A distribution pursuant to this Section 8.06 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 8.06 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 8.06 shall be made by the Administrative Committee. Distributions shall be made from In-Service and Option Sub-Accounts and Gain Share Accounts (beginning with the most distant) and then from the Retirement Sub-Account.

Section 8.07 Voluntary Early Withdrawal. Notwithstanding the provisions of Section 8.01 and any Participation Agreement or Stock Option Gain Agreement, a Participant shall be entitled to elect to withdraw all of the balances in his/her Deferral Account and Gain Share Account in accordance with this Section 8.07 by filing with the Administrative Committee such forms, in accordance with such procedures, as the Administrative Committee shall determine from time to time. As soon as practicable after receipt of such form by the Administrative Committee, the Company shall pay an amount equal to ninety percent of the balance in such Participant’s Deferral Account(s) and ninety percent of any Gain Shares allocated to the Gain Share Account (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, or actual shares ofCommon Stock in the case of the Gain Share Account, and the Participant shall forfeit the remainder of such Deferral Account or Gain Share Account, as the case may be. The most recent Participation Agreement or the Stock Option Gain Agreement previously filed by a Participant who elects to make a withdrawal under this Section 8.07 shall be null and void as a result of a voluntary early withdrawal hereunder (including without limitation a Participation Agreement or the Stock Option Gain Agreement, as the case may be, with respect to Plan Years or performance periods that have not yet been completed). A Participant who does not have a Participation Agreement or Stock Option Gain Agreement on file at the time of the voluntary early withdrawal request shall not be permitted to file an additional Participation Agreement or Stock Option Gain Agreement for one year following the last day of the deferral election period immediately following the voluntary early withdrawal request. Distributions shall be made from In-Service or Option Sub-Accounts and Gain Share Accounts (beginning with the most distant) and then from the Retirement Sub-Account.

Section 8.08 Payments in Connection with Change of Control. Notwithstanding anything contained in this Plan to the contrary, upon a Change of Control, the Company shall immediately pay to each Participant in a lump sum in cash the balance in his/her Deferral Account or in actual shares of Common Stock in the case of the Gain Share Account (determined as of the most recent Valuation Date preceding the Change of Control).

Section 8.09 Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

Section 8.10 Modification of Payment Schedule. Notwithstanding anything herein to the contrary, the Committee may in its sole and exclusive discretion modify the method and timing of payment of Deferred Amounts as previously elected by the Participant based on circumstances it has identified as being in the best interests of the Company.

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ARTICLE IX

BENEFICIARY DESIGNATION

Section 9.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries to receive the balance of his or her Account upon the Participant’s death. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 9.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

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ARTICLE X

AMENDMENT AND TERMINATION OF PLAN

Section 10.01 Amendment. The Board or the Executive Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect except if such retroactivity does not cause a materially adverse financial effect.

Section 10.02 Company’s Right to Terminate. The Board or the Executive Committee may at any time terminate the Plan with respect to future Participation Agreements and Stock Option Gain Agreements. The Board or the Executive Committee may also terminate the Plan in its entirety or in part at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the accrued balance in his Account (determined as of the most recent Valuation Date preceding the termination date).

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ARTICLE XI

MISCELLANEOUS

Section 11.01 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 11.02 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any; payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 11.03 Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.04 Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Connecticut, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

Section 11.05 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.

Section 11.06 Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs, including the Pitney Bowes Inc. Key Employees’ Incentive Plan pursuant to which cash awards are earned and which are deferred under this Plan and the Pitney Bowes Stock Option Plan as amended and restated, January, 2002

Section 11.07 Severance. Notwithstanding anything to the contrary herein the Executive Committee may in its sole and exclusive discretion, determine that the Accounts of a Participant who has incurred, a Termination of Employment and who receives or will receive severance payments from the Company shall be paid in installments, at such intervals as the Executive Committee may decide.

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Section 11.08 Termination of Employment. Upon Termination of Employment, Disability or death, a Participant shall forfeit all rights and entitlements to actively participate in the Plan, including the . opportunity to make further . deferral elections of Eligible Compensation, gain on related Gain Shares, direction of deemed investment funds and any other activities offered to active Participants, unless the Administrative Committee in its sole discretion decides otherwise.